EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
China Premium Lifestyle Enterprise, Inc.:

We consent to the incorporation by reference in the Registration Statement (no. 333-125541) on Form S-8 of China Premium Lifestyle Enterprise, Inc. of our report dated March 28, 2007, relating to the consolidated financial statements of China Premium Lifestyle Enterprise, Inc. and subsidiaries as of December 31, 2006, and for the year then ended, which report is included in the annual report on Form 10-K for the year ended December 31, 2006, of China Premium Lifestyle Enterprise, Inc (formerly known as Xact Aid Inc).

/s/ HLB Hodgson Impey Cheng
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HLB Hodgson Impey Cheng
Hong Kong, S.A.R.
March 30, 2007